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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-37597 of Teleport Communications Group Inc. (the "Company") of our report dated February 21, 1997 (February 28, 1997 and March 1, 1997 as to Note 3), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 1996, as amended, and to the reference to us under the headings "Summary Consolidated and Combined Financial and Other Operating Data"; "Selected Consolidated and Combined Financial Data"; and "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

New York, New York

November 3, 1997